EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Retail Opportunity Investments Corp. of our reports for (1) Happy Valley Town Center and Oregon City Point, for the year ended December 31, 2009, included in the Company’s report on Form 8-K/A dated September 3, 2010, (2) Heritage Market Center, for the year ended December 31, 2009, included in the Company’s report on Form 8-K/A dated October 8, 2010, (3) Cascade Summit Town Square, for the year ended December 31, 2009, included in the Company’s report on Form 8-K/A dated October 8, 2010 and (4) Sycamore Creek, for the year ended December 31, 2009, included in the Company’s report on Form 8-K dated November 18, 2010.

We also consent to the reference to us under the caption “Experts” in this Form S-8 filing.

/s/ PKF LLP

New York, NY

November 18, 2010